As filed with the Securities and Exchange Commission on May 23, 1997
                                             Registration No. 333-
==========================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                             -------------------

                                  FORM S-3
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -------------------

                            KESTREL ENERGY, INC.
           (Exact name of registrant as specified in its charter)

           Colorado                          84-0772451
(State or other jurisdiction              (I.R.S. Employer
 of incorporation or organization)       Identification No.)

                         999 18th Street, Suite 1100
                           Denver, Colorado  80202
                               (303) 295-0344
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             -------------------
                                           With copies to:

       TIMOTHY L. HOOPS                S. LEE TERRY, JR., Esq.
           President                    Gorsuch Kirgis L.L.C.
     Kestrel Energy, Inc.           1401 17th Street, Suite 1100
  999 18th Street, Suite 1100          Denver, Colorado  80202
    Denver, Colorado  80202                (303) 299-8900
        (303) 295-0344                   (303) 298-0215 Fax
  (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                             -------------------

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after this registration statement becomes effective when warranted by market conditions and other factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
/X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /




                       CALCULATION OF REGISTRATION FEE

                             Proposed
Title of Each                 Maximum     Proposed
Class of                     Offering      Maximum
Securities        Amount       Price      Aggregate    Amount of
to be              to be        per       Offering   Registration
Registered      Registered   Share(1)     Price(11)       Fee


Common Stock,   2,502,000    $2.25      $5,629,500    $1,705.91
without par     shares
value


==========================================================================
(1) Estimated solely for purposes of calculating the registration fee. The price of $2.25 per share is the last sale price reported by The Nasdaq SmallCap Stock Market on May 21, 1997.
                             ------------------
     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=====================================================================
                  SUBJECT TO COMPLETION, DATED MAY 23, 1997

                            KESTREL ENERGY, INC.
             2,502,000 shares of Common Stock, without par value
                             ------------------

     All 2,502,000 shares (the "Shares") of the Common Stock of Kestrel Energy, Inc. (the "Company") offered hereby are being sold by holders of shares of the Company's Common Stock purchased in the Company's recent Regulation S offering, which offering is described in the Company's Form 8-K dated April 30, 1997 (the "Selling Shareholders"). The Shares will be offered by the Selling Shareholders from time to time (i) at market prices prevailing on the Nasdaq SmallCap Market at the time of offer and sale or at prices related to such prevailing market prices, (ii) in negotiated transactions, or (iii) in a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "The Selling Shareholders" and "Sale of Shares." The last reported sale price of the Common Stock reported on the Nasdaq SmallCap Market on May 22, 1997 was $2.25.

     None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses in connection with the registration and sale of the shares being offered by the Selling Shareholders, other than compensation payable to securities broker-dealers by the Selling Shareholders and/or the purchasers of the Shares, any securities broker-dealer expense allowances and fees and expenses of counsel and other advisors to the Selling Shareholders and transfer taxes.

                      THESE ARE SPECULATIVE SECURITIES.
               SUCH SECURITIES INVOLVE A HIGH DEGREE OF RISK.
                        SEE "RISK FACTORS" AT PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No persons have been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities by any person in any jurisdiction in which it is unlawful to make any such offer or solicitation of an offer. Neither the delivery of this Prospectus nor any distribution of securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                The date of this Prospectus is May 23, 1997.

                            AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Suite 1400 Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov/edgarhp.htm that contains reports, proxy and information statements and other information concerning registrants that file electronically with the Commission. The Common Stock is traded on the Nasdaq SmallCap Market. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1993, as amended (the "Securities Act") with respect to the securities to be sold pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be inspected and copied at the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. All references herein to the Company include the Company and its wholly-owned subsidiary.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of these documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available to any person, including any beneficial owner, to whom this Prospectus is delivered, on written or oral request, without charge, directed to Timothy L. Hoops, President, Kestrel Energy, Inc., 999 18th Street, Suite 1100, Denver, Colorado 80202 (telephone number: (303) 295-0344).


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference
(Commission File No.0-9261):

     1. Annual Report on Form 10-K for the year ended June 30, 1996, filed September 30, 1996;

     2. Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, filed November 14, 1996;

     3. Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, filed February 14, 1997;

     4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed May 15, 1997;

     5. The section entitled "Description of Securities to be Registered" contained in the Company's registration statement on Form 8-A, File No. 0-9261, filed on May 2, 1980 pursuant to Section 12(g) of the Exchange Act, as amended by the Company's Form S-3, File No. 33-89716, declared effective on May 12, 1995; and

     6.   Form 8-K dated April 30, 1997 filed May 8, 1997.

     All documents and reports subsequently filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     A copy of the documents incorporated by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in the information contained in this Prospectus), may be obtained upon request without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered upon the written or oral request of such person. Requests for such copies should be made to Timothy L. Hoops, President, Kestrel Energy, Inc., 999 18th Street, Suite 1100, Denver, Colorado 80202 (telephone number:
(303)295-0344). In addition, such materials filed electronically by the Company with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov/edgarhp.htm.


                                 THE COMPANY

     Kestrel was incorporated under the laws of the State of Colorado on November 1, 1978 as Tanner Pruitt Exploration, Inc. In March 1995 the Company changed its name to Kestrel Energy, Inc. The Company's principal business at this time is exploration for oil and gas reserves, either alone or with others in United States, Australia and surrounding areas. Additionally the Company has non-operated working interests in proved developed producing and proved undeveloped oil and gas leases, in several areas in the United States. Normally the Company uses existing working capital and cash flow in the development of its exploration and development properties. However, the Company does expect to use debt and equity financing in the future to fund its efforts.

     The Company presently owns oil and gas interests in the states of California, Colorado, Kansas, Louisiana, New Mexico, Oklahoma, South Dakota, Texas and Wyoming and in Papua New Guinea and Australia.

     The Company's offices are located at 999 18th Street, Suite 1100, Denver, Colorado 80202. The Company's telephone number is (303) 295-0344.


                                RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMPANY'S COMMON STOCK SHOULD CAREFULLY CONSIDER, TOGETHER WITH THE OTHER INFORMATION HEREIN, THE FOLLOWING FACTORS THAT AFFECT THE COMPANY.

RISKS OF OIL AND GAS DRILLING OPERATIONS

     The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition ventures, the Company's assets, properties and revenues will decline. Oil and gas exploration and development are speculative and involve a high degree of risk. The process of drilling for oil and gas can be hazardous and carries the risk that no commercially viable oil or gas production will be obtained. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies.

     A significant portion of the Company's oil and gas properties are proved undeveloped reserves and probable reserves. Successful development and production of such reserves cannot be assured. Additional drilling will be necessary in future years both to maintain production levels and to define the extent and recoverability of existing reserves. There is no assurance that present oil and gas wells of the Company will continue to produce at current or anticipated rates of production, that development drilling will be successful, that production of oil and gas will commence when expected, that there will be favorable markets for oil and gas which may be produced in the future or that production rates achieved in early periods can be maintained.

     The nature of the oil and gas business involves a variety of risks, including, but not limited to, the risks of operating hazards such as fires, explosions, cratering, blowouts, adverse weather conditions, pollution and environmental risks, encountering formations with abnormal pressures, and, in horizontal wellbores, the increased risk of mechanical failure and collapsed holes, the occurrence of any of which could result in substantial losses to the Company. The Company obtains insurance against some, but not all, of these risks in amounts that management believes to be reasonable in accordance with customary oil and gas industry practices. The occurrence of a significant event that is not fully insured, however, could have a material adverse effect on the Company's financial condition and results of operations.

POTENTIAL ADVERSE IMPACT ON TRADING MARKET

     While the Company's Common Stock is traded on the Nasdaq SmallCap Market, there has historically been a relatively low volume of trading in those Shares. Consequently, the price at which Shares trade may be highly volatile. The Selling Shareholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than the market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Shareholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time which may have a depressive effect on the market price of the Company's Common Stock. The Shares being offered hereby represent 56.7% of the Company's outstanding Common Stock. Given the historic low volume of trading, sale of these Shares in the market could materially and adversely affect the market price of the Company's securities. In addition, although the Common Stock is currently traded on the Nasdaq SmallCap Market, there is no assurance that it will remain eligible to be included on Nasdaq.

OIL AND GAS PRICING AND MARKETS

     The Company's revenues, profitability and future rate of growth, if any, are substantially dependent upon prevailing prices for oil and natural gas and the ability of the Company to develop and produce its undeveloped reserves. Historically, the prices for oil and natural gas have been quite volatile. Further, a significant portion of the Company's oil and gas production is subject to spot market prices, which have historically been even more volatile. The volatility of the spot market for oil and natural gas is due to factors beyond the Company's control, including seasonality of demand and currency fluctuations. Prices are also affected by actions of state and local agencies, the United States and foreign governments, and international cartels. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas. Any substantial or extended decline in the price of oil or natural gas would have a material adverse effect on the Company's financial condition and results of operations.

     The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and the supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. Gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. Oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. The Company's business will always be subject to these types of risks.

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will largely be dependent upon the efforts and active participation of Timothy L. Hoops, the President of the Company, John T. Kopcheff, Vice President-International and Robert J. Pett, the Chairman of the Board. The Company presently does not have key person life insurance on the lives of any of its officers. The loss of the services of any of these individuals may adversely affect the Company's business.

COMPETITION

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as the equipment and labor required to develop and operate such properties. The Company also competes with major and independent oil and gas companies in the marketing and sale of oil and natural gas to transporters, distributors and end-users. Many of these competitors have financial and other resources substantially greater than those of the Company.

RELIANCE ON RESERVE ESTIMATES

     Information relating to the Company's estimates of proved reserves of oil and gas is based upon engineering estimates. Petroleum engineering is not an exact science. Estimates of commercially recoverable oil and gas reserves and of the future net cash flows therefrom are based upon a number of variable factors and assumptions, such as historical production from the subject properties, comparison with other producing properties, the assumed effects of regulation by governmental agencies and assumptions concerning future oil and gas prices and future operating costs, severance and excise taxes, abandonment costs, development costs and workover and remedial costs, all of which estimates may in fact vary considerably from actual results. All such estimates are to some degree speculative, and various classifications of reserves are only attempts to define the degree of speculation involved. For these reasons, estimates of the commercially recoverable reserves of oil and natural gas attributable to any particular property or group of properties, the classification, cost and risk of recovering such reserves and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times, may vary substantially. The Company therefore emphasizes that the actual production, revenues, severance and excise taxes, development expenditures, workover success rate and remedial expenditures, abandonment expenditures and operating expenditures with respect to its reserves will likely vary from such estimates, and such variances may be material.

     In addition, actual future net cash flows will be affected by factors such as actual production, supply and demand for oil and natural gas, curtailments or increases in consumption by natural gas purchasers, changes in governmental regulations or taxation and the impact of inflation on costs. The timing of actual future net revenue from proved reserves, and thus their actual present value, can be affected by the timing of the incurrence of expenditures in connection with development of oil and gas properties. The 10% discount factor, which is required by the United States Securities and Exchange Commission to be used to calculate present value for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the oil and gas industry. Discounted present value, no matter what discount rate is used, is materially affected by assumptions as to the amount and timing of future production and pricing of oil and gas, all of which may and often do prove to be inaccurate.

GOVERNMENT REGULATION, ENVIRONMENTAL RISKS AND TAXES

     Various aspects of the Company's oil and natural gas operations in the United States are regulated by administrative agencies under statutory provisions of the states where such operations are conducted and by certain agencies of the federal government for operations on federal leases. In the past, the federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, the United States Congress could reenact price controls in the future.

     Extensive federal, state and local laws govern oil and gas operations regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. Numerous governmental departments issue rules and regulations to implement and enforce such laws, with which it is often difficult and costly to comply and which carry substantial penalties for noncompliance. These laws, rules and regulations may restrict the rate of oil and gas production or otherwise increase the Company's costs of doing business. Consequently, any such restrictions or increases could have an effect on the operations of the Company and its profitability. Compliance with environmental requirements generally could have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company. Although the Company's experience has been to the contrary, there is no assurance that this will continue to be the case.

     In addition, many states have raised state taxes on energy sources and additional increases may occur, although there can be no certainty of the effect that increases in state energy taxes would have on natural gas and oil prices. If market conditions or the Company's contracts with gas purchasers do not allow the Company to effectively pass on the burden of the tax imposed to the ultimate consumer of oil or gas, the Company's financial condition and results of operations could be materially adversely affected.

     The Company's drilling and potential development operations in other countries involve comparable or even greater risks from governmental regulation and taxes, including the risk of partial or complete forfeiture of the Company's interests to the foreign government as the result of a radical change in such government or its policies. While the Company does not believe that there is a material risk of government seizure of some or all of its interests in any of the foreign countries in which it currently proposes doing business, such action remains a possibility, albeit a remote one.

DIVIDENDS NOT LIKELY

     The Company does not anticipate paying any dividends on the shares of Common Stock offered hereby within the foreseeable future. The Company's Articles of Incorporation authorize the issuance of one million shares of Preferred Stock, none of which is currently outstanding. Therefore, the Company does not anticipate paying any dividends on the shares of Preferred Stock.

                               USE OF PROCEEDS

     The Company will not receive any proceeds from this offering; however, the Company received net proceeds of approximately $4,674,000 (after deducting estimated offering expenses of $330,000, including $270,000 in placement agent fees) from the sale of the Shares in the Company's Regulation S offering, through which the Selling Shareholders acquired the 2,502,000 Shares to be offered and sold hereunder. The Company intends to spend approximately $2,500,000 in development of its recently acquired properties in the San Joaquin Basin Project in California. The Company has also identified several other U.S. domestic development projects which would require approximately $1,186,000. Additionally the Company intends to spend approximately $500,000 towards international exploration activities in Papua New Guinea, Australia and southeast Asia. In addition, subject to management's determination that there are appropriate opportunities, the Company may use the remaining proceeds, together with its operating cash flow and a bank line of credit, to acquire producing properties or exploration or developmental opportunities.

     The proposed allocation of the net proceeds of the Company's Regulation S offering set forth above represents the Company's best estimate based upon its present plans and certain assumptions regarding general economic and industry conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above described categories or use portions thereof for other purposes.

     The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker-dealers through whom they sell any of the Shares.

                          THE SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the Selling Shareholders and the Shares offered by the Selling Shareholders pursuant to this Prospectus. To the Company's knowledge, the Selling Shareholders have not had any other material relationship or held any office or position with the Company, its predecessors or affiliates during the past three years.

                                                         Shares to Be
                                                         Beneficially
                                                           Owned on
                                                       Completion of the
                                                           Offering
                         Number of
                           Shares         Number of
      Name of Selling    Beneficially    Shares Being             % of
      Shareholder (1)      Owned           Offered     Number     Class
      ---------------    ------------    ------------  ------     -----

Steven Horton                2,250         2,250          0        *

David Andersen               2,000         2,000          0        *

Guy Aird                     3,250         3,250          0        *

Margaret Rich               20,000        20,000          0        *

Raymond G. Barnes           10,000        10,000          0        *

J.J.F. Delfos               10,000        10,000          0        *

Bella Horton                 5,000         5,000          0        *

Hamish Smith                 5,000         5,000          0        *

Tyra M. Williams            10,000        10,000          0        *

Jendry Management Pty.      10,000        10,000          0        *

Ron Prefontaine              2,000         2,000          0        *

Ian Paton                   10,000        10,000          0        *

Falcon Resources Pty. Ltd.  15,000        15,000          0        *

Daphne Kopcheff             10,000        10,000          0        *

Nieuport Pty. Ltd.          40,000        40,000          0        *

Ross H. Haldane              2,000         2,000          0        *

Mitabel Pty. Ltd.            5,000         5,000          0        *

Meng Kanji Lim              15,000        15,000          0        *

Robert Archer Black         20,000        20,000          0        *

Jeffrey Roche               10,000        10,000          0        *

Stephanie Hodge              2,500         2,500          0        *

Graham Daniels               3,000         3,000          0        *

Roger Blake                  2,000         2,000          0        *

Lakes Oil N.L.              50,000        50,000          0        *

James Capel & Co.          200,000       200,000          0        *

Donald Tulloch               5,000         5,000          0        *

William Tulloch              5,000         5,000          0        *

Kenneth Lewis Tulloch        5,000         5,000          0        *

Mark Syropoulo              35,000        35,000          0        *

Syrops & Co. Pty. Ltd.       5,000         5,000          0        *

Derain Pty. Ltd.            15,000        15,000          0        *

Australasian Syndication     5,000         5,000          0        *
Management Services Pty.
Ltd.

Haifa Pty. Ltd.             10,000        10,000          0        *

Stenbank Pty. Ltd.          10,000        10,000          0        *

Universal Oil (Australia)   50,000        50,000          0        *
Pty. Ltd.

Gacaked Pty. Ltd.            5,000         5,000          0        *

Drilltech Services Pty.     10,000        10,000          0        *
Ltd.
Austrust Ltd.               10,000        10,000          0        *

Running Water Limited       20,000        20,000          0        *

Clifton Y. Adams             5,000         5,000          0        *
(T/F Trueman Trust)

Ivanhoe Pty. Ltd.            1,000         1,000          0        *

Peter John Nelson            7,500         7,500          0        *

Blackmort Nominees          12,500        12,500          0        *
Pty. Ltd.

Orebrod Nominees Pty. Ltd.  20,000        20,000          0        *

Narrow Lane Pty. Ltd.        5,000         5,000          0        *

Advena Nominees Pty. Ltd.    5,000         5,000          0        *

V.L.H. Pty. Ltd. (as        10,000        10,000          0        *
Trustee for V.L.H. Pty.
Ltd. Superannuation Fund)

Francesca Carulili          20,000        20,000          0        *

Cazenove & Co.             100,000       100,000          0        *

Anz Grindlays Nominee      125,000       125,000          0        *
Limited

Woodspeen Investment        40,000        40,000          0        *
Management Ltd.
Cuent A/C

John Bernard Marsh          50,000        50,000          0        *

Booth & Co.                840,000       840,000          0        *

CM Investment Nominees      80,000        80,000          0        *
Limited

CM Investment Nominees      37,000        37,000          0        *
Limited Account 49136

CM Investment Nominees     125,000       125,000          0        *
Limited Account 48437

Hare & Co.                 125,000       125,000          0        *

Fiske Nominees Limited      40,000        40,000          0        *

Thorney Pty. Ltd.          150,000       150,000          0        *

Pershing Keen Nominees      50,000        50,000          0        *
Limited

==========================================================================
(1) Effective as of April 30, 1997, all of the above named Selling Shareholders purchased 2,502,000 Shares pursuant to a private offering of the Shares in Canada, Europe and Australia and elsewhere in accordance with Regulation S under the Securities Act. Prior to the private offering, the Company had no relationship with the Selling Shareholders.

                            PLAN OF DISTRIBUTION

      All of the Shares offered hereby are being sold by the Selling Shareholders. The Shares will be offered by the Selling Shareholders from time to time (i) at market prices prevailing on the Nasdaq SmallCap Market at the time of offer and sale or at prices related to such prevailing market prices and (ii) in negotiated transactions, or (iii) in a combination of such methods of sale. The Selling Shareholders may effect such transactions by offering and selling the Shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom the Selling Shareholders may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The Selling Shareholders and any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has advised the Selling Shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act. The Company has also advised the Selling Shareholders that, in the event of a "distribution" of the Shares, the Selling Shareholders, any "affiliated purchasers," and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until his or its participation in that distribution is completed. A "distribution" is defined in Rule 10b-6(c)(5) as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods." Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. The Company has also advised the Selling Shareholders that Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purposes of pegging, fixing or stabilizing the price of the Company's Common Stock in connection with this offering.

      The executive officers, Directors and certain large shareholders of the Company are "affiliates" of the Company which subject them to the limitations of Rule 144, promulgated under the Securities Act ("Rule 144"). In general, under Rule 144 as currently in effect, an "affiliate" of the Company, or a person who has beneficially owned shares which are "restricted securities" for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent (1%) of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who has held shares of restricted securities for a minimum of two years and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company is free to sell such shares without regard to the limitations contained in Rule 144.

      To comply with certain states' securities laws, if applicable, the Shares may be offered or sold by the Selling Shareholders in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be offered or sold by the Selling Shareholders unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

                                   EXPERTS

      The consolidated financial statements of the Company as of June 30, 1996 and 1995, and for each of the years in the three-year period ended June 30, 1996, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.


                                LEGAL MATTERS

      The validity of the Shares offered hereby will be passed upon for the Company by Gorsuch Kirgis L.L.C., 1401 17th Street, Suite 1100, Denver, Colorado 80202.


                        INDEMNIFICATION OF DIRECTORS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table shows the estimated expenses to be incurred in connection with the issuance of the securities being registered by the
Company:

      Registration Fee--Securities and Exchange Commission . . . . . $1,706
      Nasdaq Notification Fee--The Nasdaq Stock Market, Inc. . . . .$ 7,500
      Printing and Mailing Costs and Fees. . . . . . . . . . . . . .$ 1,000
      Accountants' Fees and Expenses . . . . . . . . . . . . . . .  $ 2,500
      Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . .$15,000
      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . $1,294
                                                                    -------

      Total Costs. . . . . . . . . . . . . . . . . . . . . . . . . .$29,000

All of the above expenses except the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Colorado Business Corporation Act (the "Act") provides at
Article 109 for indemnification by a corporation of officers and directors in connection with proceedings brought against them by reason of their position with the corporation the person being indemnified must, in civil matters, have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. In criminal matters, indemnification is permitted where the person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification is required (unless limited by a corporation's Articles of Incorporation) where the officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding. The Act also establishes procedures by which persons seeking indemnification can obtain cost advances from the corporation and procedures by which indemnification determinations can be made.

      Article VI of the Company's Amended and Restated Articles of Incorporation requires the Company to indemnify to the fullest extent permitted by applicable law against all liability and expense (including attorneys' fees) incurred by reason of the fact that a person is or was a director or officer of the Company.

      Article V of the Company's Amended and Restated Bylaws contains provisions requiring indemnification by the corporation of officers and directors where the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification by the Company is also required in connection with derivative actions where the party seeking indemnification is found to have acted in good faith and in a manner he reasonably believed to be in the best interest of the Company. Finally, indemnification is required where the officer or director seeking indemnification has been successful on the merits in the defense of the action. The Bylaws also contain provisions setting forth procedures by which parties seeking indemnification may obtain payment in advance of expenses incurred by them.

      The above discussion of the Colorado Business Corporation Act, the Company's Amended and Restated Articles of Incorporation and the Company's Amended and Restated Bylaws is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    4.1 Amended and Restated Articles of Incorporation, as filed with the Secretary of State of Colorado on March 16, 1995, filed as Exhibit (3)1 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

    4.2 Amended and Restated Bylaws, as adopted by the Board of Directors on January 16, 1995, filed as Exhibit (3)2 to the Annual Report on Form 10-K/A for the fiscal year ended June 30, 1994 and incorporated herein by reference.

    4.3 The form of common stock share certificate filed as Exhibits 5.1 to the Registrant's Form S-2 Registration Statement under the Securities Act of 1933, as amended, Registration No. 2-65317 and incorporated herein by reference.

    4.4 That portion entitled "Selling Restrictions" of the Registrant's Private Placement Memorandum dated April 2, 1997.

     5    Opinion of Gorsuch Kirgis L.L.C.

   23.1   Consents of KPMG Peat Marwick LLP.

   23.2 Consent of Gorsuch Kirgis L.L.C. is contained in its opinion filed as Exhibit 5

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

        (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration
Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

     (e) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1993 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Denver, State of Colorado, on the 23rd day of May, 1997.

                                 KESTREL ENERGY, INC.



                                 By:/s/Timothy L. Hoops
                                    Timothy L. Hoops, President and Chief
                                    Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


          SIGNATURES                    TITLE                    DATE


/s/ Timothy L. Hoops          President, Chief Executive     May 23, 1997
Timothy L. Hoops              Officer, Principal Executive
                                 Officer and Director


/s/ Mark A. Boatright         Vice President-Finance, Chief  May 23, 1997
Mark A. Boatright             Financial Officer, Principal
                              Financial and Accounting
                              Officer, Treasurer, Secretary
                                    and Director


                              Chairman of the Board
Robert J. Pett


/s/ John T. Kopcheff          Vice President-International   May 23, 1997
John T. Kopcheff                    and Director


/s/ Kenneth W. Nickerson            Director                 May 23, 1997
Kenneth W. Nickerson